EXHIBIT 11

                    AULT INCORPORATED & SUBSIDIARY
            COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
           (In Thousands of Dollars, Except Per Share Data)
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
                                                   (Unaudited)
                                                   Years Ended
                                          May 30,              May 31,
                                           1999                 1998
Basic EPS Computation

Net Income Available to Common
   Stockholders                            $1,988              $1,318

Common Shares Outstanding:
 Beginning of Year                      4,161,758           4,075,733
 Common Shares Daily Weighted From:
   Conversion of Note                       9,619                   -
   Exercise of Employee Stock Options      22,182              58,036
   Exercise of Employee Stock
    Purchase Plan                           2,290               2,290

Total Weighted Common Shares            4,195,849           4,136,059

Basic Earnings Per Share                    $0.47               $0.32


Diluted EPS Computation

Net Income Available to Common
 Stockholders                              $1,988              $1,318

Total Weighted Common Shares            4,195,849           4,136,059

Dilutive Potential Common Shares,
 Daily Weighted, from:
       Assumed Conversion of
        Outstanding Dilutive
        Copnvertible Note                   5,647
       Employee Stock Purchase Plan         9,277                   -
       Employee Stock Options *           472,008             254,147
       Employee Stock Purchase Plan         2,490              11,977
                                          489,422             266,124

Less Common Shares Purchasable
 from Proceeds:
       Convertible Note                     5,475                   -
       Employee Stock Purchase Plan         7,234                   -
       Employee Stock Options             255,761             135,568
       Employee Stock Purchase Plan         2,336              12,443
                                          270,806             148,011

Adjusted Weighted Average Shares        4,414,465           4,254,172

   Diluted Earnings Per Share               $0.45               $0.31

* In fiscal 1999, options and warrants totaling 227,413 and 112,000 shares, respectively were excluded from the dilutive EPS calculations because of their higher exercise prices compared to the average market values. In fiscal 1998, options and warrants totaling 217,435 and 112,000, respectively, were also excluded from the dilutive EPS calculations for similar reason.

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